Filed pursuant to Rule 424(b)(3)
File No. 333-260965

EATON VANCE RISK-MANAGED DIVERSIFIED EQUITY INCOME FUND
Supplement to Prospectus dated November 10, 2021

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended December 31,
	2021	2020	2019	2018	2017
Net asset value – Beginning of year	$ 10.080	$ 9.340	$ 8.950	$ 10.080	$ 9.980
Income (Loss) From Operations
Net investment income(1)	$ 0.045	$ 0.067	$ 0.066	$ 0.059	$ 0.078
Net realized and unrealized gain (loss)	1.159	1.585	1.236	(0.277)	0.968
Total income (loss) from operations	$ 1.204	$ 1.652	$ 1.302	$ (0.218)	$ 1.046
Less Distributions
From net investment income	$ (0.045)	$ (0.080)	$ (0.066)	$ (0.486)	$ (0.946)
From net realized gain	(0.181)	(0.194)	—	—	—
Tax return of capital	(0.686)	(0.638)	(0.846)	(0.426)	—
Total distributions	$ (0.912)	$ (0.912)	$ (0.912)	$ (0.912)	$ (0.946)
Premium from common shares sold through shelf offering(1)	$ 0.008	—	—	—	—
Net asset value – End of year	$ 10.380	$ 10.080	$ 9.340	$ 8.950	$ 10.080
Market value – End of year	$ 10.690	$ 10.370	$ 9.330	$ 8.120	$ 9.630
Total Investment Return on Net Asset Value(2)	12.35%	18.78%	15.18%	(2.13)%	11.66%
Total Investment Return on Market Value(2)	12.47%	22.33%	26.82%	(7.06)%	18.82%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 677,045	$ 643,771	$ 595,471	$ 570,021	$ 641,923
Ratios (as a percentage of average daily net assets):
Expenses	1.10%	1.11%	1.11%	1.10%	1.10%
Net investment income	0.44%	0.70%	0.71%	0.60%	0.78%
Portfolio Turnover	41%	52%	57%	53%	87%

(See related footnotes.)

	Year Ended December 31,
	2016	2015	2014	2013	2012
Net asset value – Beginning of year	$ 11.150	$ 12.060	$ 12.720	$ 11.950	$ 12.640
Income (Loss) From Operations
Net investment income(1)	$ 0.108	$ 0.197	$ 0.065	$ 0.088	$ 0.131
Net realized and unrealized gain (loss)	(0.162)	0.007	0.335	1.734	0.281
Total income (loss) from operations	$ (0.054)	$ 0.204	$ 0.400	$ 1.822	$ 0.412
Less Distributions
From net investment income	$ (0.093)	$ (1.116)	$ (1.116)	$ (0.098)	$ (0.129)
Tax return of capital	(1.023)	—	—	(1.018)	(1.028)
Total distributions	$ (1.116)	$ (1.116)	$ (1.116)	$ (1.116)	$ (1.157)
Anti-dilutive effect of share repurchase program(1)	—	$ 0.002	$ 0.056	$ 0.064	$ 0.055
Net asset value – End of year	$ 9.980	$ 11.150	$ 12.060	$ 12.720	$ 11.950
Market value – End of year	$ 8.960	$ 10.160	$ 10.660	$ 11.270	$ 10.430
Total Investment Return on Net Asset Value(2)	0.60%	2.76%	4.49%	17.59%	5.42%
Total Investment Return on Market Value(2)	(0.88)%	5.93%	4.25%	19.47%	11.20%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$ 635,595	$ 710,166	$ 769,202	$ 851,013	$ 839,703
Ratios (as a percentage of average daily net assets):
Expenses(3)	1.11%	1.10%	1.10%	1.10%	1.09%
Net investment income	1.05%	1.68%	0.52%	0.71%	1.07%
Portfolio Turnover	79%	77%	66%	42%	48%
(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(3)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

June 17, 2022